Exhibit 23

                     [LETTERHEAD OF BARRY L. FRIEDMAN, P.C.]

January 2, 2001

To Whom it May Concern:

The firm of Barry L. Friedman, P.C., Certified Public Accountants consents to the inclusion of my report of October 2, 2000, on the financial statements of Tasco International Inc., as of September 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Barry L. Friedman

Barry L. Friedman
Certified Public Accountant